Exhibit 99.1

Hawthorn Bancshares Repays $12 million of TARP

Lee’s Summit, MO — May 9, 2012 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial services holding company; today repaid $12 million of its $30.2 million TARP obligation to the U.S. Treasury.

In a transaction approved by the Federal Reserve, its primary regulator, Hawthorn Bancshares, Inc. redeemed 12,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008, issued to the U.S. Treasury Department under the TARP Capital Purchase Program in December of 2008, at a redemption price of $12 million.

“We are very pleased to make this announcement,” said David Turner, Chairman and CEO of Hawthorn Bancshares, Inc. “It was the right time to redeem Treasury’s investment and, with the absence of any requirement to raise equity, clearly in the best interest of our shareholders.” Mr. Turner added, “We fully expect to meet our goal of paying off the balance of our TARP obligation before the scheduled dividend rate increases from 5% to 9% in December 2013. We believe the approval to repay TARP further validates the strength and stability of Hawthorn Bancshares.”

Since receiving the TARP investment, Hawthorn has paid the U.S. Treasury approximately $5 million in preferred stock dividends and has never missed a quarterly dividend payment. “We believe the U.S. Treasury made a sound investment in Hawthorn and obviously, it has earned a healthy return on that investment,” said Turner.

At March 31, 2012, Hawthorn Bancshares exceeded all federal regulatory requirements for a well-capitalized institution with a Tier 1 capital ratio of 15.45%, a total capital ratio of 18.28% and a Tier 1 leverage ratio of 11.43%. If today’s TARP redemption had been effective on March 31, 2012, Hawthorn Bancshares still would have surpassed the regulatory guidelines for a well-capitalized institution, with a Tier 1 capital ratio of 13.85%, a total capital ratio of 17.22%, and a Tier 1 leverage ratio of 10.06%.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com